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                                 UNITED STATES
                                 -------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                           Commission File Number     0-21083
                                                                  ______________

  __ Form 10-K and Form 10-KSB       __ Form 11-K

  __ Form 20-F        x  Form 10-Q and Form 10-QSB       __ Form N-SAR
                     --

  For period ended    December 31, 1998
                   ------------------------

  __ Transition Report on Form 10-K and Form 10-KSB

  __ Transition Report on Form 20-F

  __ Transition Report on Form 11-K

  __ Transition Report on Form 10-Q and Form 10-QSB

  __ Transition Report on Form N-SAR

  For the transition period ended ______________________________________________

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________



                                     PART I
                             REGISTRANT INFORMATION


Full name of registrant            South Street Financial Corp.
                         -------------------------------------------------------

Former name if applicable
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Address of principal executive office (Street and Number)  155 West South Street
                                                         -----------------------

City, state and zip code         Albemarle, North Carolina  28001
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                                    PART II
                             RULE 12b-25(b) AND (c)

  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  (b) The subject annual report, semi-annual report, transition report of Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date;
 x    or the subject quarterly report or transition report on Form 10-Q,
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      10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

  State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

  A computer software problem has made it temporarily impossible to access information necessary to determine and process necessary financial information.

                                    PART IV
                               OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification.

     Christopher F. Cranford                        (704) 982-9184
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             (Name)                         (Area Code) (Telephone Number)

  (2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 x  Yes       No
                                                                ---       ---

  (3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                    Yes    x  No
                                                                ---       ---

  If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         South Street Financial Corp.
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                  (Name of Registrant as Specified in Charter)


  Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    2/16/99     By   /s/ Christopher F. Cranford
      -----------      ---------------------------------------------------------
                             Christopher F. Cranford, Treasurer and Controller

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